EXHIBIT 10.1

Transition Compensation Agreement

This Transition Compensation Agreement (“Agreement”) is made by and between Ron Torten, an individual (the “Employee”) and Inphi Corporation (the “Company”), effective the date this Agreement is signed by the Employee.

Recitals

In July 2011, the Employee took on the additional role of acting Vice President of Operations and at the same time other people began to assist with managing the Sales function. In March 2012, the Employee relinquished the title and position of Vice President of Sales and became the full- time Vice President of Operations and IT for the Company.

The parties wish to recognize the simultaneous coverage of both functions and facilitate goodwill in the transition of Employee’s job function and responsibilities from Vice President of Sales to Vice President of Operations and IT.

Agreement

Based upon the information stated in the above Recital and the statements, promises and agreements contained below, the parties hereby agree as follows:

1.	Within 10 days of the effective date of this Agreement, the Company will pay the Employee a lump sum payment in the gross amount of twenty-thousand dollars ($20,000). This payment will be subject to all legally required payroll withholdings.

2.	The Employee releases and forever discharges the Company and each of its employees, officers, directors, shareholders, agents, predecessors and successors in interest, parents, subsidiaries, attorneys, and assigns (“Company-Affiliates”), from any and all claims, demands, obligations and/or liabilities which arise out of or relate to any action by the Company or the Company-Affiliates or omission to act by the Company or the Company-Affiliates occurring on or before the date this Agreement is signed by the Employee (the “Release”).

3.	The Release does not extend to (i) the Employee’s compensation and benefits for the current year, (ii) any rights or claims that the Employee might have arising after the date the Employee signs this Agreement or (iii) any claims which, under state or federal statutes or regulations, may not be released or may not be released except with the participation and approval of a state or federal agency.

4.	To the maximum extent permitted by law, the Release extends to all claims of every nature and kind whatsoever, whether known or unknown, suspected or unsuspected. The Employee expressly waives the provisions of Section 1542 of the Civil Code which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

5.	This Agreement is to be governed by California law.

6.	Payments and benefits provided under this Agreement are taxable under the laws of the United States and the State of California and will be subject to all required withholdings and court ordered wage assignments and/or garnishments.

7.	If any portion of this Agreement is found to be unenforceable, then both the Employee and the Company desire that all other portions that can be separated from it or appropriately limited in scope shall remain fully valid and enforceable.

8.	This Agreement is intended by the parties to be their final agreement. The statements, promises and agreements in this Agreement may not be contradicted by any prior understandings, agreements, promises or statements. The Employee states and promises that in signing this Agreement he has not relied on any statements or promises made by the Company, other than the promises contained in this Agreement. Any changes to this Agreement must be in writing and signed by both parties.

In order to bind the parties to this Agreement, the parties, or their duly authorized representatives have signed their names below.

Inphi Corporation		Ron Torten

By	/s/ John Edmunds	/s/ Ron Torten

5-30-12
Date Signed By Employee

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